Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS — CANADIAN SUPPLEMENT FOR THE YEAR ENDED DECEMBER 31, 2001

     You should read the following Management’s Discussion and Analysis of Financial Condition and Results of Operations — Canadian Supplement (“Canadian Supplement”) for the year ended December 31, 2001, in conjunction with both our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”), which is based on our audited Consolidated Financial Statements, prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”), and our audited Consolidated Financial Statements, prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). The following contains forward-looking statements and should be read in conjunction with the factors set forth in the “Forward-looking statements” section of the MD&A. All dollar amounts in this Canadian Supplement are in millions of United States dollars. Where we say “we,” “us,” or “our,” we mean Nortel Networks Corporation and its subsidiaries.

     The Canadian Supplement has been prepared by management to provide an analysis of the impact of material differences between Canadian GAAP and U.S. GAAP on earnings (loss) from continuing operations before income taxes and trending analysis of the consolidated statements of operations.

Results of operations

	Years ended December 31,
	2001	2000	1999

Revenues
- Canadian GAAP	$17,531	$27,966	$20,558
- U.S. GAAP	$17,511	$27,948	$19,628
Earnings (loss) from continuing operations before income taxes
- Canadian GAAP	$(27,638)	$(1,656)	$633
- U.S. GAAP	$(27,559)	$(1,818)	$319

Impact on earnings (loss) from continuing operations before income taxes

     The following discussion outlines the key differences between Canadian GAAP and U.S. GAAP affecting us and the associated impact on our earnings (loss) from continuing operations before income taxes under Canadian GAAP for the years ended December 31, 2001, 2000, and 1999.

Business combinations

•	All of our business combinations were accounted for under the purchase method. However, until June 30, 2001, under Canadian GAAP, when common share consideration was involved, the purchase price of our acquisitions was determined based on the common share price for a reasonable period before and after the date the transaction was closed. Under U.S. GAAP, when common share consideration is involved, the purchase price of our acquisitions is determined based on our average common share price for a reasonable period before and after the date the acquisition is announced or the date on which the exchange ratio becomes fixed. As a result, the value assigned to our acquisitions may have varied significantly depending on the length of time between the announcement date and the closing date of the transaction and the volatility of our share price within that time frame. Effective July 1, 2001, this difference was eliminated. In addition, under Canadian GAAP, we record assumed stock options from acquisitions at intrinsic value. Under U.S. GAAP, stock options assumed on acquisitions are recorded at fair value.

•	Under Canadian GAAP, we are required to capitalize the value assigned to in-process research and development and amortize this value over its estimated useful life. Under U.S. GAAP, this value is written off immediately.

•	Under U.S. GAAP, beginning with acquisitions completed subsequent to July 1, 2000, we are required to allocate a portion of the purchase price to deferred compensation related to unvested options held by employees of the companies acquired. This deferred compensation is amortized to net earnings (loss) based on the graded vesting schedule of the option awards. There is no requirement to record deferred compensation in respect of such unvested options under Canadian GAAP.

•	As described in note 7 of the accompanying Canadian GAAP audited Consolidated Financial Statements, we recorded a write down of goodwill and intangible assets during the year ended December 31, 2001. The write down of this goodwill and intangible assets was different under Canadian GAAP compared to U.S. GAAP as a result of the differences in accounting for acquisitions, as described above.

     The impact of the above noted differences on the Canadian GAAP earnings (loss) from continuing operations before income taxes was to increase the loss from continuing operations before income taxes by $257 for the year ended December 31, 2001, reduce the loss from continuing operations before income taxes by $4 for the year ended December 31, 2000, and to increase the earnings from continuing operations before income taxes by $98 for the year ended December 31, 1999, compared to the U.S. GAAP earnings (loss) from continuing operations before income taxes.

Global investment tax credits

     Under Canadian GAAP, global investment tax credits are required to be deducted from research and development expense. Under U.S. GAAP, these amounts are required to be deducted from the income tax benefit (provision). The impact of this difference on the Canadian GAAP loss from continuing operations before income taxes was to reduce the loss from continuing operations before income taxes for the years ended December 31, 2001 and 2000 by $154 and $151, respectively, and to increase earnings from continuing operations before income taxes by $143 for the year ended December 31, 1999, compared to the U.S. GAAP earnings (loss) from continuing operations before income taxes.

Post-retirement benefits

     On January 1, 2000, we adopted the new Canadian GAAP requirements related to post-retirement benefits, eliminating on a prospective basis a difference that had previously existed between Canadian GAAP and U.S. GAAP. Prior to January 1, 2000, under Canadian GAAP, we recorded the cost of post-retirement benefits as the claims were paid. For U.S. GAAP purposes, we were required to accrue the expected cost of post-retirement benefits to active employees during the years employees provide service to us. The impact of this difference on the Canadian GAAP earnings from continuing operations before income taxes was to increase earnings from continuing operations before income taxes by $57 for the year ended December 31, 1999, compared to the U.S. GAAP earnings from continuing operations before income taxes.

Derivative accounting

     Under U.S. GAAP, effective January 1, 2001, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), and the corresponding amendments under SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities — an amendment of SFAS No. 133”. Under Canadian GAAP, gains and losses on derivatives that are designated as hedges, and that manage the underlying risks of anticipated transactions are not recorded in net earnings (loss) before income taxes until the underlying firm commitment is recorded in net earnings (loss) before income taxes. The impact of this difference on the Canadian GAAP loss from continuing operations before income taxes was to reduce the loss from continuing operations before income taxes by $10 for the year ended December 31, 2001, compared to the U.S. GAAP loss from continuing operations before income taxes.

     The adoption of SFAS 133 resulted in a one-time after tax reduction of $15 to the U.S. GAAP net loss for the year ended December 31, 2001.

Financial Instruments

     Under Canadian GAAP, a financial instrument that contains both a liability and equity component must be allocated to those components based on fair value. As a result, the $1,800 of 4.25 percent senior notes issued on August 15, 2001, convertible at the holders’ option into our common shares was allocated based on the fair value of the debt component calculated at $1,325, with the residual of $475 being assigned to the equity component. Under Canadian GAAP, the debt component is increased to the face value of the senior notes over the seven-year term of the senior notes, with the resulting charge recorded to interest expense. The impact of this difference on the Canadian GAAP loss from continuing operations before income taxes was to increase the loss by $26 for the year ended December 31, 2001, compared to the U.S. GAAP loss from continuing operations before income taxes.

Trending analysis of the consolidated statements of operations

Accounting for investments

     Under Canadian GAAP, we are required to: consolidate subsidiaries over which we have continuous control over the determination of their strategic operating, investing and financing polices; proportionately consolidate joint ventures over which we have joint control; and equity account for investments over which we have significant influence. For U.S. GAAP purposes, we are required to: consolidate controlled subsidiaries in which we have a majority (in excess of 50 percent) of the voting stock and continuous control over the determination of their strategic operating, investing and financing polices; and equity account for joint ventures and investments over which we have significant influence. Prior to January 1, 2000, we owned a number of investments which we either consolidated or proportionately consolidated under Canadian GAAP, but which were accounted for under the equity method under U.S. GAAP. Effective January 1, 2000, we acquired controlling interests in a majority of these investments and now account for them as consolidated subsidiaries under both Canadian and U.S. GAAP. As at December 31, 2001, we had a few remaining joint ventures for which different accounting methods for investments are applied. The impacts to our consolidated results of operations under Canadian GAAP compared to U.S. GAAP as a result of the above noted differences for the year ended December 31, 1999 were as follows:

•	Revenues under Canadian GAAP were higher by $930;

•	Gross profit under Canadian GAAP was higher by $359;

•	Selling, general and administrative expense under Canadian GAAP was higher by $190; and

•	Research and development expense under Canadian GAAP was higher by $69.

     The impact on earnings from continuing operations before income taxes was nil for the year ended December 31, 1999, as the consolidated or proportionately consolidated methods used for Canadian GAAP purposes resulted in the same earnings from continuing operations before income taxes as the equity method used for U.S. GAAP purposes.

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